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FIRST AMENDMENT TO ESCROW AGREEMENT

        This First Amendment to Escrow Agreement (the "Agreement") dated as of November 3, 2005 is by and between, Advanced BioEnergy, LLC, a Delaware limited liability company (the "Company") and the Geneva State Bank (the "Escrow Agent"), (the "Escrow Agent" and the "Company" may also be hereinafter referred to as the "Parties").

RECITALS

        WHEREAS, the Parties previously entered into an Escrow Agreement dated May 27, 2005 (the "Escrow Agreement") in connection with the Company's offering of a minimum of 3,366,250 and a maximum of 6,732,500 of its Membership Units (the "Units") at a price of $10.00 per Unit, with a required minimum investment of 2500 Units and in additional increments of 100 Units, in an offering in the States of Nebraska, Iowa, South Dakota, Texas, Wisconsin, Kansas, Florida and Kentucky, and possibly other states, made pursuant to a federal registration under the provisions of the Securities Act of 1933, as amended (the "Offering");

        WHEREAS, the Company desires to amend its Escrow Agreement to reflect a change to the debt financing range required for the written debt financing commitment obtained by the Company in order to release funds from escrow;

        WHEREAS, the Company desires to comply with the requirements of the Securities Act of 1933 and of the various state regulatory statutes and regulations, and in order to satisfy the requirements of Nebraska's regulations, the Escrow Agreement must be amended to allow Nebraska the right to inspect and make copies of the records of the Escrow Agent at any reasonable time wherever the records are located;

        NOW, THEREFORE, it is agreed that the Escrow Agreement is amended as follows:

  1.
  Paragraph 8 is hereby amended by substituting this paragraph C:

  C.
  At the time (and in the event) that: (a) the Deposited Funds shall, during the term of this Agreement, equal $33,662,500 in subscription proceeds (exclusive of interest) (the "Minimum Escrow Deposit"); (b) the Escrow Agent shall have received written confirmation from the Company that the Company has obtained a written debt financing commitment for debt financing ranging from a minimum of $63,675,000 to a maximum of $97,337,500; (c) the Company has affirmatively elected in writing to terminate this Agreement; and (d) the Escrow Agent shall have provided the Company an affidavit that the Company may file in the states in which the Units have been registered stating that the foregoing requirements (a), (b) and (c) of this subsection 8C have been satisfied, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to the Company to be used in accordance with the provisions set out in the Registration Statement. The Company will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise, nor shall Escrow Agent have any duty to ensure that Company complies with the Registration Statement. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

  2.
  Paragraph 8 is also hereby amended by adding this subsection:

  E.
  The Escrow Agent shall allow the Director of the Nebraska Department of Banking and Finance access to inspect and make copies of the records of the Escrow Agent at any reasonable time wherever the records are located.

  3.
  Except as specifically amended above, all of the provisions of the Escrow Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first above written.

The Company		Escrow Agent
Advanced BioEnergy, LLC		Geneva State Bank
By:	/s/ Revis L. Stephenson, III Revis L. Stephenson, III	By:	/s/ Allan Jefferson
Its:	Chairman	Its:	Executive Vice-President

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FIRST AMENDMENT TO ESCROW AGREEMENT
RECITALS